Exhibit 99.1

NEWS RELEASE

ALTUS AND EAGLECLAW ANNOUNCE ALL-STOCK BUSINESS COMBINATION; CREATES A LEADING PURE-

PLAY PERMIAN INTEGRATED MIDSTREAM COMPANY WITH A CAPITAL RETURN FOCUS

•	Combination forms the largest integrated midstream company in the Delaware Basin with an estimated enterprise value today of $9 billion

•

The combined company generates a balanced mix of earnings from midstream gathering and processing and long-haul pipeline transportation, representing approximately 65% and 35% of 2022 estimated EBITDA, respectively

•

Operates approximately 2 Bcf per day of newly constructed cryogenic natural gas processing facilities in the Delaware Basin with more than 850,000 acres under fee-based, long-term dedications for midstream activities

•	Premier portfolio of interests in four newly built, long-term contracted pipelines transporting natural gas, NGLs, and crude oil from the Permian Basin to the Gulf Coast

•	Diverse, high-quality customer base with over 30 primarily investment grade counterparties

•

Complementary systems and greater scale result in enhanced reliability and flexibility for customers as well as commercial and financial synergies; EBITDA synergies of at least $50 million per year projected by 2023 and approximately $175 million in cumulative capital savings over the next five years

•	Committed to maintaining Altus’ current $6 per share annual dividend through 2023, targeting 5% dividend growth thereafter; will achieve and maintain a leverage ratio of 3.5x or less

•	Proven, commercially-oriented management team dedicated to delivering best-in-class returns for all stakeholders – investors, employees, customers, and their associated communities

HOUSTON, Oct. 21, 2021 – Altus Midstream Company (Nasdaq: ALTM) (“Altus”) announced today it will combine with privately-owned BCP Raptor Holdco LP (“BCP”) in an all-stock transaction. BCP is the parent company of EagleClaw Midstream, which includes EagleClaw Midstream Ventures, the Caprock Midstream and Pinnacle Midstream businesses, and a 26.7% interest in the Permian Highway Pipeline.

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 2 of 9

As consideration for the transaction, Altus will issue 50 million Class C common shares (and its subsidiary, Altus Midstream LP will issue corresponding common units) to BCP’s unitholders, principally funds affiliated with Blackstone and I Squared Capital, resulting in combined ownership of approximately 75% of the pro forma company. The ownership by Apache Midstream LLC, a subsidiary of Apache Corporation (“Apache”), will be reduced to approximately 20%, and existing Altus public shareholders will own approximately 5% of the combined company.

Apache, Blackstone and I Squared have agreed to customary lock-up provisions of their respective holdings for 12 months post-closing, with a limited exception permitting Apache to sell up to 4 million shares until three-months post-closing provided it invests the first $75 million of proceeds in Alpine High development activity over 18 months.

The transaction is expected to close during the first quarter 2022, following completion of customary closing conditions, including Altus shareholder approval and regulatory reviews. Apache currently owns approximately 79% of Altus and has agreed to vote in favor of the transaction. All material consents to the transaction have been secured by Altus in connection with its joint venture pipeline interests and bank credit facility lenders. Altus preferred equity holders have executed waivers and amendments in support of the transaction. There are no consents required for any existing BCP related financings.

Jamie Welch, President and CEO of EagleClaw, said: “This transaction is a transformative event for all parties and their respective stakeholders. The combination creates the largest pure-play midstream company in one of the world’s most prolific hydrocarbon basins, providing the scale, operational capabilities, and fully integrated service offerings necessary for long-term success. The pro forma enterprise is well positioned to capitalize on accelerating activity in the Delaware Basin with expanded processing and transportation capabilities for all three streams from the wellhead to end markets. The combined business will have a more diversified asset profile and customer base, with a lower risk profile than either entity on a stand-alone basis. Management is committed to a strong balance sheet and continuing to execute on our key ESG objectives laid out in our inaugural Sustainability Report issued in June 2021.”

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 3 of 9

Leadership and Governance

The new management team will be led by current EagleClaw Midstream President and CEO Jamie Welch. Apache field personnel working at Altus Midstream facilities will be offered employment with the pro forma enterprise.

Following closing, the new Board of Directors of the company will comprise 11 members: the CEO, four independent directors, three designees of Blackstone, two designees of I Squared, and a designee of Apache.

The pro forma enterprise will maintain its headquarters in Midland with corporate leadership in Houston and operate under a new name, which will be finalized prior to closing.

Strategic Rationale

The pro forma enterprise will be an integrated midstream company in the Texas Delaware Basin offering scale and reliability for residue gas, NGLs, crude oil and water midstream services. The combined operations include approximately 2 Bcf per day of state-of-the-art natural gas processing capacity strategically located near the Waha Hub in West Texas. As measured by processing capacity, Altus will become the largest natural gas processor in the Delaware Basin and third largest across the entire Permian Basin.

The transaction benefits the commercial service offerings to customers of both Altus and EagleClaw. The combined business significantly expands Altus’ system footprint and breadth of services and also broadens its customer base. EagleClaw’s customers will benefit by adding another processing complex with Diamond Cryo, offering customers enhanced reliability and flow assurance, as well as the ability to utilize Altus’ excess amine treating equipment to expand the gas quality range from producer customers on the broader EagleClaw system. The pro forma enterprise will also adopt EagleClaw Midstream’s market-leading sustainability standards while also incorporating legacy Altus best practices.

Apache will continue as a natural gas gathering and processing customer of the combined company and recently executed an amendment to its commercial agreements with Altus that incentivizes activity in the Delaware Basin. Apache believes that Alpine High offers attractive returns in the current environment and is currently assessing the addition of drilling and completion activity in its 2022 capital budget.

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 4 of 9

In addition, the pro forma company will hold a premier portfolio of interests in four contracted Permian export pipelines, including three of the five major non-crude, long-haul pipelines built in the last five years to transport natural gas products out of the Permian Basin. These include a 53% majority interest in the Permian Highway Pipeline, a 16% interest in the Gulf Coast Express natural gas pipeline, and a 33% interest in the Shin Oak NGL Pipeline. Altus also holds a 15% interest in the EPIC Crude Pipeline, which connects the Permian and Eagle Ford basins to Corpus Christi.

Clay Bretches, Altus Midstream President and CEO added: “The Altus midstream assets and pipeline ownership interests complement EagleClaw’s well-established, diversified customer base. Importantly, the new management team is aligned with Altus’ core objectives of returning capital to shareholders and operating in a safe and environmentally responsible manner.”

“We are excited to partner with Apache, Altus and management in this transformative merger. Maintaining safe and reliable access to affordable natural gas is critical to every person in Texas and indeed to supply America’s growing energy exports needed for the global energy transition,” said David Foley, Senior Managing Director and Global Head of Blackstone Energy Partners. “Blackstone is also pleased to remain a significant and long-term shareholder of the company.”

“This transaction marks the next step in EagleClaw’s strategic mission and begins another exciting chapter in the company’s story,” said Adil Rahmathulla, Managing Partner of I Squared Capital. “Combining the two companies will help optimize and boost critical infrastructure that is necessary for the success of energy transition in the United States.”

John Christmann, President and CEO of APA Corporation (Nasdaq: APA) commented, “This transaction builds scale and liquidity, which will be important for Altus’ evolution as a publicly-traded entity. The reduction of APA’s ownership in Altus is a logical continuation of our ongoing work to streamline our portfolio and unlock the value of our midstream infrastructure. We have great confidence in the new management team and look forward to remaining a key customer of Altus for many years to come.”

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 5 of 9

APA Corporation CFO Steve Riney added, “We evaluated a wide range of strategic options to enhance the value proposition of Altus. The combination with EagleClaw provides the right balance of high-quality businesses and attractive growth opportunities. Notably, the transaction is structured to preserve the current dividend for all Class A common stockholders and introduces compelling opportunities for future growth. Reducing APA’s interest in Altus to a minority position will have a number of benefits to APA shareholders, including simplification of our financial reporting and enhanced comparability with our upstream-only peers, which will further underscore APA’s attractive valuation on a relative basis.”

Combined Business Structure, Synergies and Financial Profile

The pro forma company will operate in two segments: 1) Midstream Logistics (formerly the Gathering and Processing business) and 2) Pipeline Transportation. The expected 2022 EBITDA split between the two segments is approximately 65% Midstream Logistics and 35% Pipeline Transportation.

The company expects to achieve at least $50 million of annual EBITDA synergies, with total integration spend of less than $100 million spread over the next three. Capital synergies from combining the systems are estimated to be more than $175 million in the five years post-closing. Beyond integration spend, future growth capital expenditure needs are projected to be modest. With minimal capital requirements for the combined operations and significant infrastructure already in place, Altus expects to be in a position to generate substantial free cash flow.

Altus’ current guidance for 2021 is unchanged. Formal and detailed 2022 guidance will be provided nearer to the closing date of the transaction. The enterprise value for the combined company is estimated at $9.0 billion at signing, with estimated 2022 pro forma combined adjusted EBITDA ranging from $800-850 million (including run-rate synergies). Overall leverage based on combined, full-year 2021 results (factoring in run-rate synergies) is expected to be less than 4x Debt/EBITDA and approaching 3.5x by 2023.

Dividend Policy

For 2022 and 2023, Altus Class A common shareholders will continue to receive an annualized cash dividend of $6 per share, subject to regular quarterly Board approval. Based on anticipated operating results, management intends to begin increasing the $6 per share dividend by at least 5% per year after 2023.

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 6 of 9

In conjunction with the transaction, the pro forma company will establish a dividend reinvestment plan for newly issued Class A shares in which all of the stockholders or unitholders of the company may voluntarily participate. Apache, Blackstone and I Squared, which represent almost all of the Class C common shares, will also receive a $6 per share dividend but have committed through 2023 to reinvest in that plan at least 20% and up to 100% of their respective quarterly dividends. The pro forma cash dividend coverage ratio for the combined company, is estimated to be 1.75x for 2022.

Advisors

Credit Suisse Securities (USA) LLC is serving as financial advisor and Bracewell LLP is serving as legal advisor to Altus Midstream. Goldman Sachs is serving as financial advisor to Apache. Barclays, Citi, Greenhill, Intrepid, and Jefferies are serving as financial advisors to BCP, Blackstone and I Squared, and Vinson & Elkins LLP and Sidley Austin are serving as legal advisors.

Conference Call Webcast and Additional Materials

Management from Altus Midstream and EagleClaw will discuss this transaction on a conference call and webcast Friday, Oct. 22, 2021, at 8:30a.m. Central time. The conference call will be webcast from Altus’ website at www.altusmidstream.com/investors, and the webcast replay will be archived there as well. The conference call will also be available for playback by telephone for one week beginning at approximately 4 p.m. Central time Oct. 22. To access the telephone playback, dial (855) 859-2056 or (404) 537-3406 for international calls. The conference access code is 8286445.

About Altus Midstream Company

Altus Midstream Company is a pure-play, Permian-to-Gulf Coast midstream C-corporation. Through its consolidated subsidiaries, Altus owns gas gathering, processing and transmission assets servicing production in the Delaware Basin and owns equity interests in four Permian-to-Gulf Coast pipelines. Altus posts announcements, operational updates, investor information and press releases on its website, www.altusmidstream.com.

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 7 of 9

About APA

APA Corporation owns consolidated subsidiaries that explore for and produce oil and gas in the United States, Egypt and the United Kingdom and that explore for oil and gas offshore Suriname. APA posts announcements, operational updates, investor information and press releases on its website, www.apacorp.com. Specific information concerning Suriname, ESG performance and other investor-related topics are posted at investor.apacorp.com.

About BCP Raptor Holdco LP

BCP Raptor Holdco, LP (“BCP”) is a fully integrated, private midstream company operating in the Delaware Basin. The company is headquartered in Midland, Texas, and has a significant presence in Houston. BCP provides comprehensive gathering, transportation, compression, processing, and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. The company is the leading private gas processor in the Delaware Basin, with approximately 1.3 billion cubic feet per day of capacity and more than 1,400 miles of operated pipelines. BCP has long-term dedications for gas, crude and water midstream services from approximately 30 successful and active producers in the Delaware Basin. BCP is also a partner on the Permian Highway Pipeline project. BCP posts announcements, updates and press releases on its website, www.eagleclawmidstream.com.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Altus Midstream Company intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) and also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by Altus Midstream Company with the SEC at the SEC’s website at www.sec.gov. You may also obtain Altus Midstream Company’s documents on its website at www.altusmidstream.com.

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 8 of 9

PARTICIPANTS IN THE SOLICITATION

Altus Midstream Company its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Altus Midstream Company’s directors and executive officers is available in Altus Midstream Company’s proxy statement filed with the SEC on April 23, 2021, for its 2021 annual meeting of stockholders. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents using the sources indicated above.

Forward-looking statements

This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about Altus’ and BCP’s ability to effect the transactions discussed in this news release; the expected benefits of the transactions; future dividends; and future plans, expectations, and objectives the combined company’s operations after completion of the transactions, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives of management. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in our Quarterly Reports on Form 10-Q, filed with the SEC for a

ALTUS MIDSTREAM AND BCP RAPTOR ANNOUNCE BUSINESS COMBINATION — PAGE 9 of 9

discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

Contacts

Media: (713) 296-7276 Alexandra Franceschi

Investors: (281) 302-2286 Patrick Cassidy

Websites: www.altusmidstream.com

-end-